UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 20, 2016

Emerge Energy Services LP

(Exact name of registrant as specified in its charter)

Delaware	001-35912	90-0832937
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation or organization)	File Number)	Identification No.)

180 State Street, Suite 225

Southlake, Texas 76092

(Address of principal executive office) (Zip Code)

(817) 865-5830
(Registrants’ telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐          Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐          Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐          Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐          Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04. Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation Under An Off-Balance Sheet Arrangement.

On April 20, 2016, Emerge Energy Services LP (the “Partnership”) notified PNC Bank, National Association (the “Agent”) of an event of default under the Amended and Restated Revolving Credit and Security Agreement, dated July 27, 2014, as amended (the “Credit Agreement”), by and among the Partnership, certain of the Partnership’s subsidiaries, the Agent and the other lenders party thereto (the “Lenders”), as a result of the Partnership’s failure to maintain compliance with the financial covenant requiring the Partnership to maintain $25 million of excess availability under its revolving credit facility.

The Partnership, Agent and Lenders are currently in advanced discussions to obtain a waiver regarding this event of default and to otherwise arrive at a long-term solution to the Partnership’s liquidity requirements, including the reduction of outstanding borrowings under its revolving credit facility through the possible sale of its fuels business, as previously disclosed. The Partnership expects that it will be able to continue to use the Credit Agreement to fund operations and that it will achieve an expeditious solution. However, the Partnership can give no assurance as to the success of any potential alternative solution, or that the Partnership’s obligations under the Credit Agreement will not be accelerated due to the event of default.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Emerge Energy Services LP

	By:	Emerge Energy Services GP LLC,
its general partner

Dated: April 26, 2016	By:	/s/ Deborah Deibert
		Name:	Deborah Deibert
		Title:	Chief Financial Officer